Exhibit 99.1

Middlesex Water Company Reports First Quarter 2025 Earnings

•	Diluted earnings per share (“EPS”) of $0.53
•	Completed the acquisition of Ocean View water utility assets in Delaware
•	Declared $0.34 common stock cash dividend
•	Invested $19 million in water and wastewater utility infrastructure

ISELIN, N.J., May 1, 2025 -- Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ: MSEX) today announced financial results for the first quarter ended March 31, 2025.

“We are excited to welcome Ocean View residents as our customers,” said Nadine Leslie, President and Chief Executive Officer of Middlesex Water Company. “With the completion of the Ocean View acquisition, we are demonstrating our focus on selective and sustainable growth and continuing our mission of delivering clean and reliable drinking water for more customers.”

First Quarter 2025 Results

Middlesex reported net income of $9.5 million and diluted EPS of $0.53, compared to net income of $10.7 million and diluted EPS of $0.59 for the same quarter in 2024. The decrease is attributable to the one-time recovery in the first quarter 2024 of previously incurred depreciation, operating and carrying costs of $4.3 million (net of tax) associated with the construction and operation of the water treatment facilities at Middlesex’s Park Avenue water treatment plant, offset by rate increases, customer growth and wholesale customer consumption in the first quarter 2025.

Operating revenue for the quarter ended March 31, 2025, was $44.3 million, up $3.8 million, compared to $40.5 million for the same quarter last year. Revenues increased $3.4 million in the Middlesex system and $0.6 million in the Tidewater Utilities, Inc. system, largely driven by rate increases, higher consumption and customer growth, partially offset by $0.2 million of lower supplemental contract services revenue in our non-regulated businesses.

Operating expenses for the quarter ended March 31, 2025, were $32.7 million, up approximately $2.0 million, compared to $30.7 million for the same quarter last year. The increase is primarily driven by higher variable production costs, increased weather-driven main break activity and the one-time recovery in 2024 of previously incurred depreciation expense and water treatment operating costs at Middlesex’s Park Avenue water treatment plant.

Selective and Sustainable Growth

In April 2025, Tidewater successfully completed the acquisition of the water utility assets of Ocean View for approximately $4.6 million. Ocean View serves approximately 900 customers in Sussex County, Delaware, who have been receiving water supply from Tidewater since the system was constructed in 2008.

Middlesex filed a third Distribution System Improvement Charge (“DSIC”) rate application that is expected to result in $1.9 million of annual revenues starting June 2025, in addition to the existing $1.1 million of annual revenues from the first and second DSIC filings. The DSICs filed will recover costs associated with additional infrastructure investment that supports the resiliency of the New Jersey system.

In the first quarter 2025, Middlesex invested approximately $19 million to upgrade, replace and enhance the resiliency of its water and wastewater utility infrastructure. The Company plans to invest approximately $93 million in 2025.

Annual Meeting and Dividend Declared

Middlesex will hold its Annual Meeting on Tuesday, May 20, 2025, at 11:00 a.m. EDT. Shareholders may obtain instructions to access the meeting by visiting www.virtualshareholdermeeting.com/MSEX2025 and entering the 16-digit control number listed on their Notice of Internet Availability of Proxy Materials or proxy card.

On April 25, 2025, the Company’s Board of Directors declared a second quarter cash dividend of $0.34 per common share. Dividends on common shares will be paid on June 2, 2025, to shareholders of record as of May 15, 2025. The Company has paid cash dividends continually since 1912 and has increased the dividends received by shareholders each calendar year for 52 consecutive years.

About Middlesex Water Company

Middlesex Water Company (NASDAQ: MSEX) is one of the nation’s premier investor-owned water and wastewater utilities. Established in 1897, Middlesex is a trusted provider of life-sustaining services to more than half a million people in New Jersey and Delaware. The company focuses on employee engagement, operational excellence, superior customer experience, investment in infrastructure, and selective and sustainable growth to deliver value to our customers, investors, and the communities we serve.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws reflecting the current beliefs or expectations of Middlesex Water Company “MSEX” or the “Company” regarding its future performance, its financial condition, its strategic plans and cash flows, its results of operations as well as any other statements that do not directly relate to any historical or current facts. These statements reflect the Company’s current views and information currently available. This information is based on estimates, assumptions, and analysis that the Company believes, as of the date hereof, provide a reasonable basis for the information contained herein. Forward-looking statements can generally be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees,” or the negative of those words or other comparable terminology. The Company intends that these statements be covered by the safe harbors created under those laws. Actual results, performance or achievements may differ materially from forward-looking statements, and the assumptions on which forward-looking statements are based. There can be no assurance that the information contained herein is reflective of future performance, and investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. Unless otherwise specified, all information contained in this press release speaks only as of the date hereof. The Company undertakes no duty to update or revise the information contained herein, whether as a result of new information, future events or otherwise.

Media Contact:

Brian Hague, Vice President of Communications & Corporate Affairs

bhague@middlesexwater.com

(732) 638-7549

Investor Relations Contact:

Jennifer Ketschke, Director of Treasury and Investor Relations

jketschke@middlesexwater.com

(732) 638-7523

MIDDLESEX WATER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended March 31,
	2025	2024

Operating Revenues	$44,301	$40,524

Operating Expenses:
Operations and Maintenance	21,109	20,465
Depreciation	6,527	5,396
Other Taxes	5,108	4,798

Total Operating Expenses	32,744	30,659

Operating Income	11,557	9,865

Other Income:
Allowance for Funds Used During Construction	372	176
Other Income (Expense), net	1,425	5,189

Total Other Income, net	1,797	5,365

Interest Charges	2,713	3,269

Income before Income Taxes	10,641	11,961

Income Taxes	1,162	1,279

Net Income	9,479	10,682

Preferred Stock Dividend Requirements	22	30

Earnings Applicable to Common Stock	$9,457	$10,652

Earnings per share of Common Stock:
Basic	$0.53	$0.60
Diluted	$0.53	$0.59

Average Number of Common Shares Outstanding:
Basic	17,890	17,819
Diluted	17,951	17,934